ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-202524

Dated January 9, 2017

HSBC USA Inc. Capped Buffer GEARS

$         Securities Linked to the Energy Select Sector SPDR® Fund due on or about February 28, 2018

Investment Description

These Capped Buffer GEARS (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the Energy Select Sector SPDR® Fund (the “Underlying Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index Fund Return is positive, HSBC will pay the principal amount at maturity plus a return equal to 2.00 (the “Upside Gearing”) multiplied by the Underlying Index Fund Return, up to the Maximum Gain of between 12.00% and 14.00% (the actual Maximum Gain will be determined on the Trade Date). If the Underlying Index Fund Return is zero or negative but the Final Price is not below the Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Index Fund Return is negative and the Final Price is below the Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Underlying Index Fund’s decline in excess of 10%. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose up to 90% of your principal amount if the Underlying Index Fund Return is below the Downside Threshold. The downside market exposure to the Underlying Index Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑    Enhanced Growth Potential Up to the Maximum Gain: At maturity, the Securities enhance any positive Underlying Index Fund Return up to the Maximum Gain. If the Underlying Index Fund Return is negative, investors may be exposed to the negative Underlying Index Fund Return at maturity.

❑    Buffered Downside Market Exposure: If the Underlying Index Fund Return is zero or negative but the Final Price is not below the Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Index Fund Return is negative and the Final Price is below the Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Underlying Index Fund’s decline in excess of 10%. Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside market exposure to the Underlying Index Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	January 26, 2017
Settlement Date	January 31, 2017
Final Valuation Date[2]	February 23, 2018
Maturity Date[2]	February 28, 2018

1 Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities have downside MARKET risk SIMILAR TO THE UNDERLYING INDEX FUND, SUBJECT TO THE BUFFER, WHICH CAN RESULT IN A LOSS OF UP TO 90% OF THE PRINCIPAL AMOUNT AT MATURITY. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to an offering of Securities Linked to the Energy Select Sector SPDR® Fund. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The Initial Price, Maximum Gain and Downside Threshold will be determined on the Trade Date.

Underlying Index Fund	Initial Price	Maximum Gain	Downside Threshold	Buffer	Upside Gearing	CUSIP/ISIN
Energy Select Sector SPDR® Fund	•	12.00% to 14.00%	90% of the Initial Price	10%	2.00	40435C740 / US40435C7406

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $9.75 and $9.95 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.05	$9.95
Total

(1) The agents for this offering are HSBC Securities (USA) Inc. and UBS Financial Services Inc. HSBC Securities (USA) Inc. expects to sell all the Securities it purchases from us to an unaffiliated dealer at $9.95 per Security for further sale to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor at the price to public of $10.00 per Security. HSBC Securities (USA) Inc. and UBS Financial Services Inc. will not receive a sales commission. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Underlying Index Fund. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index Fund, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index Fund, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the ETF Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm
♦	Prospectus supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm
♦	Prospectus dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦   You are willing to make an investment where you could lose some or up to 90% of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Underlying Index Fund, subject to the Buffer at maturity.

♦   You believe that the Underlying Index Fund will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦   You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦   You understand and accept the risks associated with the Underlying Index Fund.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Index Fund.

♦   You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Index Fund or the stocks included in the Underlying Index Fund.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦   You seek an investment that is designed to return your full principal amount at maturity.

♦   You are not willing to make an investment in which you could lose some or up to 90% of your principal amount and you are not willing to make an investment that may be exposed to similar downside market risk as the Underlying Index Fund, subject to the Buffer at maturity.

♦   You believe that the price of the Underlying Index Fund will decline during the term of the Securities and is likely to decrease by more than the Buffer as of the Final Valuation Date, or you believe that the Underlying Index Fund will appreciate over the term of the Securities, and that any appreciation will be greater than the Maximum Gain.

♦   You seek an investment that participates in the full appreciation in the Underlying Index Fund or that has unlimited return potential.

♦   You are not willing to invest in the Securities if the Maximum Gain is set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦   You do not understand or accept the risks associated with the Underlying Index Fund.

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the price of the Underlying Index Fund.

♦   You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on Underlying Index Fund or the stocks included in the Underlying Index Fund.

♦   You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also carefully review “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10.00 per Security.
Principal Amount	$10.00 per Security.
Term	Approximately 13 months
Trade Date[1]	January 26, 2017
Settlement Date[1]	January 31, 2017
Final Valuation Date[1]	February 23, 2018, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date[1]	February 28, 2018, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Underlying Index Fund	Energy Select Sector SPDR® Fund
Buffer	10%
Downside Threshold	90% of the Initial Price
Upside Gearing	2.00
Maximum Gain	Between 12.00% and 14.00%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10 Security) [2]

You will receive a payment on the Maturity Date calculated as follows:

If the Underlying Index Fund Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Underlying Index Fund Return × the Upside Gearing)] and

(B) $10 + ($10 × the Maximum Gain).

If the Underlying Index Fund Return is zero or negative, but the Final Price is not below the Downside Threshold, HSBC will pay you the principal amount of:

$10.

If the Underlying Index Fund Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Index Fund Return + Buffer)]

In this case, you could lose up to 90% of the principal amount of the Securities.

Underlying Index Fund Return	Final Price - Initial Price
Initial Price
Initial Price	The Official Closing Price of the Underlying Index Fund on the Trade Date.
Final Price	The Official Closing Price of the Underlying Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the closing price of the Underlying Index Fund as determined by the Calculation Agent and based on the value displayed on Bloomberg Professional® service page “XLE UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP/ISIN	40435C740 / US40435C7406
Estimated Initial Value	The Estimated Initial Value of the Securities will be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investment Timeline
The Maximum Gain is set. The Initial Price is determined.

The Final Price and the Underlying Index Fund Return are determined as of the Final Valuation Date.

If the Underlying Index Fund Return is greater than zero, HSBC will pay you a cash payment per Security equal to the lesser of:

(A) $10 + [$10 × (the Underlying Index Fund Return × Upside Gearing)]; and

(B) $10 + ($10 × the Maximum Gain)

If the Underlying Index Fund Return is zero or negative, but the Final Price is not below the Downside Threshold, HSBC will pay you a cash payment of $10 per Security.

If the Underlying Index Fund Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Index Fund Return + Buffer)]

In this case, you could lose up to 90% of the principal amount of the Securities.

Investing in the Securities involves significant risks. You may lose up to 90% of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same. The Final Valuation Date and Maturity Date are subject to postponement if a Market Disruption Event occurs.

2 Payment at Maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index Fund and will depend on whether, and to the extent which, the Underlying Index Fund Return is positive or negative. If the Underlying Index Fund Return is negative and the Final Price is below the Downside Threshold, HSBC will pay you less than the principal amount at maturity, resulting in a loss of principal equal to the negative Underlying Index Fund Return in excess of the Buffer. Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦	The Downside Market Exposure Is Buffered Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the share price of the Underlying Index Fund has not declined by more than the Buffer.

♦	Limited Return on the Securities – Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the price of the Underlying Index Fund, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying Index Fund in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying Index Fund or in the component stocks of the Underlying Index Fund.

♦	The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Upside Gearing times the Underlying Index Fund's return, even if that return is positive and, when multiplied by the Upside Gearing, does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Underlying Index Fund at Any Time Other Than on the Final Valuation Date – The Final Price will be based on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Underlying Index Fund appreciates prior to the Final Valuation Date but then decreases as of the Final Valuation Date by more than the Buffer, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Underlying Index Fund prior to such decrease. Although the actual price of the Underlying Index Fund on the Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date. You may have to sell the Securities at a loss relative to your initial investment even if the price of the Underlying Index Fund at that time is above the Initial Price.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and

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the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 7 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	Owning the Securities Is Not the Same as Owning Shares of the Underlying Index Fund or the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned shares of the Underlying Index Fund or the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the shares of the Underlying Index Fund or holders of the stocks included in the Underlying Index. The Underlying Index Fund Return excludes any cash dividend payments paid on the securities held by the Underlying Index Fund.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Index Fund or the price of the stocks included in the Underlying Index Fund, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Underlying Index Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks included in the Underlying Index Fund, may adversely affect the market value of the stocks included in the Underlying Index Fund or price of the Underlying Index Fund, and, therefore, the market value of the Securities.

♦	The Probability That the Underlying Index Fund Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying Index Fund – “Volatility" refers to the frequency and magnitude of changes in the price of the Underlying Index Fund. Greater expected volatility with respect to the Underlying Index Fund reflects a higher expectation as of the Trade Date that the Underlying Index Fund could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index Fund's volatility can change significantly over the term of the Securities. The price of the Underlying Index Fund could fall sharply, which could result in a significant loss of principal.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index Fund, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity based on the Final Price. The Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the price of the Underlying Index Fund; the volatility of the Underlying Index Fund; the dividend rate paid on stocks included in the Underlying Index Fund; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

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♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Concentration of Investment in Energy Sector – The equity securities held by the Underlying Index Fund are issued by companies that are in the following industries: oil, gas and consumable fuels and energy equipment and services. Consequently, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.

♦	Risks Associated with the Energy Sector – The Underlying Index Fund invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the Underlying Index Fund.

♦	An Underlying Index Fund and Its Underlying Index Are Different – The performance of an underlying index fund may not exactly replicate the performance of its underlying index, because the underlying index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an underlying index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying index fund or due to other circumstances. An underlying index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Performance and Market Value of the Underlying Index Fund During Periods of Market Volatility May Not Correlate with the Performance of Its Underlying Index as Well as Its Net Asset – During periods of market volatility, securities held by the Underlying Index Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Index Fund and the liquidity of the Underlying Index Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Index Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Index Fund. As a result, under these circumstances, the market value of shares of the Underlying Index Fund may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the Underlying Index Fund may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Underlying Index Fund, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” beginning on page 10 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

7

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price relative to the Initial Price. We cannot predict the Final Price on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index Fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment term:	Approximately two years
Hypothetical Initial Price*:	$100.00
Upside Gearing:	2.00
Buffer:	10%
Downside Threshold:	90% of the Initial Price
Hypothetical Maximum Gain*:	12.00% (the low end of the expected range of between 12.00% and 14.00%)

* The actual Initial Price and Maximum Gain will be determined on the Trade Date.

Example 1— The price of the Underlying Index Fund increases from an Initial Price of $100.00 to a Final Price of $110.00. The Underlying Index Fund Return is greater than zero and expressed as a formula:

Underlying Index Fund Return = (102.00 – 100.00) / 100.00 = 2.00%

Because the Underlying Index Fund Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (2.00% × 2.00)], and

(B) $10.00 + ($10.00 × 12.00%)

Payment at Maturity =$10.40

Example 2— The price of the Underlying Index Fund increases from an Initial Price of $100.00 to a Final Price of $130.00. The Underlying Index Fund Return is greater than zero and expressed as a formula:

Underlying Index Fund Return = (130.00 - 100.00) / 100.00 = 30.00%

Because the Underlying Index Fund Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (30.00% × 2.00)], and

(B) $10.00 + ($10.00 × 12.00%)

Payment at Maturity =$11.20

Example 3— The price of the Underlying Index Fund decreases from an Initial Price of $100.00 to a Final Price of $90.00. The Underlying Index Fund Return is negative and expressed as a formula:

Underlying Index Fund Return = (90.00 - 100.00) / 100.00 = -10.00%

Payment at Maturity = $10.00

Because the Underlying Index Fund Return is less than zero, but the Final Price is not below the Downside Threshold, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 4— The price of the Underlying Index Fund decreases from an Initial Price of $100.00 to a Final Price of $40.00. The Underlying Index Fund Return is negative and expressed as a formula:

Underlying Index Fund Return = (40.00 - 100.00) / 100.00 = -60.00%

Payment at Maturity = $10 + [$10 × (-60.00% + 10%)] = $5.00

Because the Underlying Index Fund Return is less than zero and the Final Price is below the Downside Threshold, the Securities will be exposed to any decline in the price of the Underlying Index Fund on the Final Valuation Date beyond the Buffer. Therefore, the return on the principal amount is -50.00%. In this case, you would incur a loss of 50.00% of the principal amount.

If the Final Price is below the Downside Threshold on the Final Valuation Date, the Securities will be exposed to any decline in the Underlying Index Fund beyond the Buffer, and you will lose some or up to 90% of your principal amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Underlying Index Fund*			Performance of the Securities
Hypothetical Final Price	Hypothetical Underlying Index Fund Return	Upside Gearing	Hypothetical Return on Securities(1)	Hypothetical Payment at Maturity
$200.00	100.00%	2.00	12.00%	$11.20
$180.00	80.00%	2.00	12.00%	$11.20
$160.00	60.00%	2.00	12.00%	$11.20
$150.00	50.00%	2.00	12.00%	$11.20
$140.00	40.00%	2.00	12.00%	$11.20
$130.00	30.00%	2.00	12.00%	$11.20
$120.00	20.00%	2.00	12.00%	$11.20
$110.00	10.00%	2.00	12.00%	$11.20
$106.00	6.00%	2.00	12.00%	$11.20
$105.00	5.00%	2.00	10.00%	$11.00
$102.00	2.00%	2.00	4.00%	$10.40
$100.00	0.00%	N/A	0.00%	$10.00
$98.00	-2.00%	N/A	0.00%	$10.00
$95.00	-5.00%	N/A	0.00%	$10.00
$93.00	-7.00%	N/A	0.00%	$10.00
$90.00	-10.00%	N/A	0.00%	$10.00
$80.00	-20.00%	N/A	-10.00%	$9.00
$70.00	-30.00%	N/A	-20.00%	$8.00
$60.00	-50.00%	N/A	-40.00%	$6.00
$40.00	-60.00%	N/A	-50.00%	$5.00
$20.00	-80.00%	N/A	-70.00%	$3.00
$0.00	-100.00%	N/A	-90.00%	$1.00

* The Underlying Index Fund Return excludes cash dividend payments on the stocks included in the Underlying Index Fund.

(1) This “return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Underlying Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether the Underlying Index Fund or any of the entities whose stock is owned by the Underlying Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”),

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both as defined for U.S. federal income tax purposes. If the Underlying Index Fund or one or more of the entities whose stock is owned by the Underlying Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlying Index Fund or the entities whose stock is owned by the Underlying Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Underlying Index Fund is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Accordingly, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index Fund or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index Fund or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Securities will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

11

The Energy Select Sector SPDR® Fund

Information provided to or filed with the SEC by the Underlying Index Fund under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about the Underlying Index Fund’s Investment adviser, SSgA Funds Management, Inc. (“SSFM”) and the Underlying Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Underlying Index Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Underlying Index Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Underlying Index Fund trades on the NYSE Arca under the ticker symbol “XLE.”

The Underlying Index Fund utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Underlying Index Fund typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as that index. The Underlying Index Fund will normally invest at least 95% of its total assets in the common stocks that comprise the Underlying Index. The returns of the Underlying Index Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Underlying Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the energy sector of the U.S. equity market. The Underlying Index Fund is composed of companies whose primary line of business is directly associated with the energy sector.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch or S&P.

The Underlying Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development.

The Underlying Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

Calculation of the Underlying Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted

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aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

13

Historical Performance of the Underlying Index Fund

The following graph sets forth the historical performance of the Underlying Index Fund based on the daily historical closing prices from January 1, 2008 to January 4, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Underlying Index Fund should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$80.40	$67.27	$73.80
4/1/2008	6/30/2008	$90.25	$75.10	$88.36
7/1/2008	9/30/2008	$88.97	$61.65	$63.77
10/1/2008	12/31/2008	$62.36	$40.00	$47.84
1/2/2009	3/31/2009	$51.95	$38.12	$42.46
4/1/2009	6/30/2009	$53.95	$43.36	$48.07
7/1/20109	9/30/2009	$55.89	$44.52	$53.92
10/1/2009	12/31/2009	$59.76	$51.97	$57.01
1/2/2010	3/31/2010	$60.30	$53.74	$57.52
4/1/2010	6/30/2010	$62.07	$49.68	$49.68
7/1/2010	9/30/2010	$56.31	$49.38	$56.06
10/1/2010	12/31/2010	$68.25	$56.11	$68.25
1/2/2011	3/31/2011	$80.01	$67.78	$79.81
4/2/2011	6/30/2011	$80.44	$70.99	$75.35
7/1/2011	9/30/2011	$79.79	$58.59	$58.59
10/3/2011	12/30/2011	$73.04	$56.55	$69.13
1/2/2012	3/30/2012	$76.29	$69.46	$71.73
4/2/2012	6/29/2012	$72.42	$62.00	$66.37
7/2/2012	9/28/2012	$76.57	$64.96	$73.48
10/1/2012	12/31/2012	$74.94	$68.59	$71.44
1/2/2013	3/31/2013	$79.99	$72.86	$79.32
4/1/2013	6/28/2013	$83.28	$74.09	$78.36
7/1/2013	9/30/2013	$85.30	$78.83	$82.88
10/1/2013	12/31/2013	$88.51	$81.87	$88.51
1/2/2014	3/31/2014	$89.06	$81.89	$89.06
4/1/2014	6/30/2014	$101.29	$88.45	$100.10
7/1/2014	9/30/2014	$100.58	$90.62	$90.62
10/1/2014	12/31/2014	$88.77	$73.36	$79.16
1/1/2015	3/31/2015	$82.29	$72.86	$77.58
4/1/2015	6/30/2015	$82.94	$74.64	$75.16
7/1/2015	9/30/2015	$74.54	$59.22	$61.20
10/1/2015	12/31/2015	$71.40	$58.78	$60.55
1/1/2016	3/31/2016	$63.75	$51.80	$61.92
4/1/2016	4/26/2016	$69.50	$60.18	$68.24
7/1/2016	9/30/2016	$71.80	$65.27	$70.61
10/1/2016	12/30/2016	$77.83	$67.77	$75.32
1/1/2017	1/4/2017*	$76.17	$75.32	$76.01

* This free writing prospectus includes for the first calendar quarter of 2017 data for the period from January 1, 2017 through January 4, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Fund Return. If a Market Disruption Event exists with respect to the Underlying Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to a registered broker-dealer. HSBC Securities (USA) Inc. will agree to sell to the broker-dealer, and the broker-dealer will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. The broker-dealer will then sell all of the Securities to UBS Financial Services Inc. at the price to public of $10.00 per Security. UBS Financial Services Inc. will act as placement agent for sales to certain advisory accounts at a purchase price to such accounts of $10.00 per Security, and will not receive a sales commission with respect to such sales. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. HSBC has agreed to indemnify UBS Financial Services Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS Financial Services Inc. may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Securities and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

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